Exhibit 99.1 Important Notice to Directors and Executive Officers of ONE Gas, Inc. (the “Company”) Concerning Legal Restrictions on Their Personal Trading in Company Stock November 23, 2021 This notice is to inform you that, as directors and executive officers of ONE Gas, Inc. (the “Company” or “we”), you will be prohibited from trading in the Company’s common stock during an upcoming blackout period. The blackout period is required in connection with the merger of the ONE Gas, Inc. 401(k) Plan and the ONE Gas, Inc. Profit Sharing Plan (collectively, the “Plans”). As a result of the merger of the Plans, the ONE Gas, Inc. Profit Sharing Plan (the “PSP”) participants will be temporarily unable to obtain distributions from the PSP or reallocate investments in their PSP accounts, including with respect to assets invested in Company stock. The blackout period is currently expected to begin on December 23, 2021, and to end during the week of January 3, 2022 (the “Blackout Period”). The exact date on which the Blackout Period will end is not known at this time because it will depend on when the merger of the Plans and verification of data is complete. The Blackout Period is required in accordance with the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s Regulation BTR, which prohibit an issuer’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the issuer, during a Blackout Period under the issuer’s retirement plans. This trading restriction prohibits directors and executive officers of the Company from trading within the Plans as well as trading outside the Plans. The restriction applies whether or not you are a participant in, or eligible to participate in, the Plans. These restrictions include indirect transactions by family members, partnerships, corporations and trusts. Although there are certain limited exempt transactions, the rules are complex and engaging in a transaction that violates the rules could result in both civil and criminal penalties. Please contact the Company’s Corporate Secretary, before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of common stock of the Company during the Blackout Period or if you believe that a transaction in which you have an interest may occur during the Blackout Period. These trading restrictions are duplicative of trading prohibitions that already apply to directors and executive officers of the Company during the Blackout Period. If you have any questions concerning this notice, please contact the Company’s Corporate Secretary by mail to: ONE Gas, Inc., c/o Corporate Secretary, 15 E. 5th Street, Tulsa, Oklahoma 74103 or by phone at 918-947-7000.